SALES AGREEMENT

THIS AGREEMENT made and entered into this _____ day of _________, 2004, by and between SERVICES BY DESIGNWISE, LTD., an Illinois Corporation, (hereinafter referred to as "Seller") and TECHALT, INC., a Nevada Corporation, (hereinafter referred to as "TechAlt" or "Buyer"). Seller and Buyer collectively shall be referred to as the "Parties."

For consideration given, the receipt and sufficiency of which is hereby acknowledged, IT IS AGREED:

l.    Sale and Purchase.

      Subject to the terms and conditions of this Agreement, Seller shall sell and deliver, and Buyer shall purchase and accept delivery of a minimum purchase requirement of $1,250,000.00 ("Exclusive Purchase Requirement") per year as a non-exclusive manufacturing agreement during each year of the term of "Directly Supplied Goods." "Directly Supplied Goods" shall be defined as (i) cameras, portable camera systems and stands, fixed communication modules, mobile VHS, recording and camera systems with viewing consoles and without viewing consoles, camera systems, (ii) any and all goods specified in the TechAlt / IBM contract relating to the Cook County project dated on or about September 7, 2004 ("IBM Contract") as it relates to the items set forth in subparagraph (i) hereinabove, and (iii) other potential new TechAlt products that may be developed and assigned to the Seller for production, with Seller's consent which will not be unreasonably withheld, for production during the term of this Agreement.


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      In addition,  the Seller shall receive a royalty  ("Royalty") as described in Section 3.b. on all of Buyer's requirements of third party supplied goods not purchased from Seller, ("Third Party Supplied Goods") including goods produced directly by Buyer as standardized products to be sold to end user customers. For purpose of this Agreement, the term "Third Party Supplied Goods" shall be defined as all equipment and/or systems purchased or produced directly by Buyer (except for Directly Supplied Goods purchased from Seller), including without limitation, (i) TechAlt supplied vehicle mounted equipment and all customized camera systems, i.e., portable camera stands, and all "combination fixed systems," i.e., fixed communication modules, (ii) all goods related to the IBM Contract, (iii) all mobile communications modules, involving integration of multiple wireless protocols into a single delivery systems for mobile IP data communications that encrypts and authenticates data, streams video and selects the strongest communication channel, and mobile digital video recording and camera systems including document capture and data storage capabilities and any combination of these products, other camera systems, and (iv) other potential new TechAlt products that may be developed for production by third parties during the term of this Agreement.

2.    Quantity of Directly Supplied Goods.


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      Pursuant to this  Agreement  and  pursuant to a written  blanket  purchase order to be submitted by Buyer to Seller, Buyer shall purchase from Seller on a monthly basis a minimum requirement of Directly Supplied Goods in the amount of $104,167 per month ("Monthly Purchase Requirement"), i.e., $1,250,000 of Directly Supplied Goods on a yearly basis. The Buyer shall supply on a monthly basis a forecast of Directly Supplied Goods for the following three (3) months which will be a non-binding best estimate. During any year of the term, Buyer's purchases in excess of the Monthly Purchase Requirement may be offset by Buyer against shortfalls of purchases during a subsequent month; provided however, there shall be no offset allowed from one "Year" of the term to the next. For purpose of this Agreement, the term "Year" shall mean the twelve-month period beginning on the first day of this Agreement and every twelve-month period thereafter beginning on the anniversary of the first day of this Agreement.

3.    Price.

      a. The pricing for the Directly Supplied Goods shall be as reasonably determined by Seller consistent with fair market cost and the pricing Seller has previously charged the Seller for Directly Supplied Goods. Seller agrees that the cost of the material components contained in the Directly Supplied Goods which are supplied to Seller from third-parties (excluding all other elements of the purchase price, including without limitation, reasonable profit margin, labor, shipping, taxes and overhead) shall not exceed the cost of said material components paid by Seller multiplied by fifteen percent (15%). Upon written request, Seller shall provide Buyer a bill of materials (BOM) for Directly Supplied Goods produced for the Buyer that itemizes the cost of each component and all materials and Seller shall acknowledge that the BOM is factually true and accurate to the best of its knowledge.


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      b. For Third Party Supplied Goods,  Seller shall be entitled to, and Buyer shall pay to Seller, a Royalty on all Third Party Supplied Goods purchased and/or used by Buyer. For purpose of this subparagraph, the Parties agree that the computation of the Royalty shall be based on the purchase price of the Third Party Supplied Goods actually paid by Buyer to third party non-affiliated suppliers ("Third Party Suppliers), or that would be paid by Buyer if purchased from a Third Party Supplier ("Purchase Price"), and not on quantity or any other computation. Buyer agrees that in calculating the Royalty, the Parties shall include in the definition of Third Party Supplied Goods, goods supplied by Third Party Suppliers, and Buyer's requirements that are produced directly by Buyer or an affiliate of Buyer (other than prototype products used as models for a product research and development process or a manufacturing planning process). During the term of this Agreement, the Royalty shall be a percentage of the Purchase Price as follows:

                  Year 1                             6.25%
                  Year 2                             6.50%
                  Year 3 and thereafter              6.75%

4.    Payments.


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      Payments shall be due as follows:

      a. Payment shall be due within thirty (30) days from the date of delivery to Buyer of the Directly Supplied Goods or Third Party Supplied Goods;

      b. Buyer shall receive a one percent (1%) credit for any payments made for Directly Supplied Goods within ten (10) days of delivery of said Directly Supplied Goods;

      c. All sums remaining due and owing after expiration of the due date for payment shall accumulate interest at an annualized rate of twelve percent (12%).

      d. In the event a purchase order given from Buyer to Seller would cause the amounts owed hereunder from Buyer to Seller to exceed Two Hundred Twenty Five Thousand Dollars ($225,000.00), Seller shall not be obligated to deliver said order or subsequent orders to Buyer unless Buyer delivers to Seller an irrevocable and unconditional letter of credit from a source acceptable to Seller, which acceptance shall not be unreasonably withheld, for any amount owed from Buyer to Seller in excess of Two Hundred Twenty Five Thousand Dollars ($225,000.00).

      e. Buyer shall pay all sales taxes attributable to the purchases hereunder, if any, costs of insurance during transportation and transportation and delivery costs.

      f. Buyer agrees to provide or provide payment for any fixturing or specialized equipment necessary for the manufacturing and testing of the Directly Supplied Goods.


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      g.    Buyer does hereby grant to Seller a purchase  money  security in the
            Directly Supplied Goods and in Buyer's inventory and accounts receivable attributable to such Directly Supplied Goods which security interest shall be released as the Directly Supplied Goods are paid by Buyer.

5.    Place of Delivery.

      The Directly Supplied Goods shall be delivered F.O.B. Seller. The place for delivery of Directly Supplied Goods is at Buyer's place of business presently located at 3311 N. Kennicott Ave, Arlington Heights, IL 60004, unless Buyer directs in the written purchase order a different delivery location or locations as determined in Buyer's sole discretion.

6.    Right to Inspection.

      Buyer shall have the right to inspect all Directly Supplied Goods tendered for delivery before delivery is considered complete under this Agreement. Such inspection may take place only at the place of delivery or at Seller's location if Buyer provides twenty four (24) hours advance notice. If Buyer rejects any Directly Supplied Goods, such Directly Supplied Goods shall be returned to Seller within a commercially reasonable time but in no event more than ten (10) business days following tender. Buyer shall not be charged for Directly Supplied Goods properly rejected as being "Nonconforming." The term "Nonconforming" shall mean not conforming as the term "conforming" is defined by 810 ILCS 5/2-166(2), i.e., not in accordance with the obligations under the "contract". The "contract" shall include this Agreement and any purchase order submitted pursuant hereto; provided, however, in the event of a conflict between the purchase order and this Agreement, the terms of this Agreement shall control. In the event Buyer is to be charged for Directly Supplied Goods not properly rejected, Buyer shall be notified in writing to arrange a new shipping date. The expenses of inspection shall be borne by Buyer except in any instance in which the Directly Supplied Goods have been properly rejected.


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7.    Rejection of Nonconforming Directly Supplied Goods.

      Any rejection of Directly Supplied Goods for being Nonconforming must be made by Buyer by sending written notice to Seller of the rejection within fifteen (15) business days after physical delivery ("Rejection Notice"). Such notice shall state the basis of the alleged nonconformity of the Directly Supplied Goods, and the description of that portion of the shipment being rejected. In the event Buyer fails to timely and properly provide Seller the Rejection Notice, Buyer shall be deemed to have accepted the Directly Supplied Goods and to have waived all claims, debts, liabilities or cause of action against Seller for nonconformity related to the Directly Supplied Goods except for the limited warranty provided in paragraph 10.b. of this Agreement.

8.    Procedure as to Rejected Directly Supplied Goods.

      On receipt of a Rejection Notice, Seller shall arrange for shipment and return of the Directly Supplied Goods. Within ten (10) business days after of Seller's receipt of the returned Directly Supplied Goods, Seller may inspect such Directly Supplied Goods for nonconformity. If Seller acquiesces in the Directly Supplied Goods as being nonconforming, Seller shall ship conforming Directly Supplied Goods within a commercially reasonable time after receipt of a Rejection Notice but no longer than forty-five (45) days. If Seller is unable to provide said Directly Supplied Goods within said time, Buyer may obtain said Directly Supplied Goods from another supplier; provided, however, except as set forth in
      Section 13. c., such right shall apply only to said order and this Agreement shall remain in full force and effect for all subsequent orders.


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9.    Allocation of Risk.

      Any risk associated with the Directly Supplied Goods being sold hereunder rests with Seller up to the time of receipt of the Directly Supplied Goods by the Buyer at the place of delivery, and a proper and timely inspection has been completed by the Buyer without rejection of the Directly Supplied Goods. Thereafter, such risk is with the Buyer, including any risk associated with any Directly Supplied Goods thereafter returned to Seller; provided, however, that after the Buyer has returned such Directly
      Supplied Goods to Seller, and Seller has received such Directly Supplied Goods, any risk associated with those Directly Supplied Goods reverts to Seller.

10. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:


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      a.    Seller is a corporation  duly  organized and existing under the laws of the State of Illinois, is authorized to do business in the State of Illinois and has all existing power and authority to carry on business as now conducted.

      b. The Directly Supplied Goods sold by Seller hereunder will be manufactured and assembled in substantial conformity with the design specifications provided by Buyer. In the event the Directly Supplied Goods are not in substantial conformance with the design specifications provided by Buyer, Buyer shall notify Seller of same in writing within fourteen (14) days from the date Buyer becomes aware of said deficiency; provided, however, any notice of deficiency under this provision must be served upon Seller within ninety (90) days from the date of delivery of the Directly Supplied Goods to Buyer's end customer but in no event, more than 180 days following Seller's delivery of the Directly Supplied Goods to Buyer. Buyer's sole remedy under this warranty provision is rework or replacement of said defective Directly Supplied Goods by Seller at Seller's discretion within thirty (30) days from the date of receipt of notice by Seller of such defect. If Seller fails to repair or replace said defective Directly Supplied Goods with conforming goods within the thirty (30) day period, Buyer may order said Directly Supplied Goods from another supplier and Buyer shall be entitled to return of all monies previously paid Seller as payment for said defective Directly Supplied Goods. IN CONNECTION WITH DIRECTLY SUPPLIED GOODS, IN NO EVENT, REGARDLESS OF THE FORM OF THE ACTION, SHALL SELLER BE LIABLE FOR INCIDENTAL DAMAGES, PUNITIVE DAMAGES, SPECIAL DAMAGES, CONSEQUENTIAL DAMAGES OR LOST PROFITS NOTWITHSTANDING SELLER MAY HAVE BEEN ADVISED OF SUCH DAMAGES.


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      c.    The parties  acknowledge  and agree that Buyer shall provide  Seller all specifications for the Directly Supplied Goods. Accordingly, SELLER HEREBY DISCLAIMS ANY AND ALL WARRANTIES NOT OTHERWISE EXPRESSLY SET FORTH IN THIS DOCUMENT, WHETHER EXPRESS OR IMPLIED, INCLUDING BY WAY OF EXAMPLE AND NOT LIMITATION, WARRANTIES OF
            RESULTS,     COMMERCIAL    PRACTICALITY,     DESIGN,    SCALABILITY,
            FUNCTIONALITY, CUSTOMER REQUIREMENTS AND/OR RESULTS, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. WITH RESPECT TO ALL THIRD PARTY COMPONENT PARTS SPECIFIED BY BUYER TO SELLER FOR THE GOODS, SELLER HEREBY DISCLAIMS ANY AND ALL WARRANTIES RELATED TO SUCH THIRD PARTY COMPONENT PARTS, WHETHER EXPRESS OR IMPLIED, INCLUDING BY WAY OF EXAMPLE AND NOT LIMITATION, WARRANTIES OF RESULTS, PERFORMANCE,
            FUNCTIONALITY,  COMMERCIAL  PRACTICABILITY,   SUITABILITY,  CUSTOMER
            REQUIREMENTS AND/OR RESULTS, DESIGN, SCALABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NOTWITHSTANDING ANYTHING TO THE CONTRARY, SELLER SHALL HAVE NO LIABILITY FOR DAMAGES OR INDEMNITY IN ANY AMOUNT EXCEEDING THE CHARGES PAID BY BUYER TO SELLER HEREUNDER.


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      d.    Seller represents and warrants to Buyer that to Seller's  knowledge,
            Seller has all requisite skill, knowledge, experience, expertise, facilities, equipment, inventory and staffing to perform under this Agreement as contemplated by the parties as of the date of this Agreement and to supply the Directly Supplied Goods requirements, as
            are  heretofore   defined  in  this  Agreement,   in  a  timely  and
            workmanlike manner and manufactured and assembled in substantial conformity with the design specifications provided by Buyer.

      e. Seller has full power and authority to execute, deliver, and perform this Agreement and all other documents, instruments, and agreements to be executed, delivered and performed by Seller in connection herewith and has taken all action required by law, the Articles of Incorporation and the By-Laws of Seller, or otherwise, to authorize the execution and delivery of this Agreement and all other documents, instruments, and agreements to be executed, delivered and performed by Seller.

      f. This Agreement and all other documents, instruments, and agreements to be executed, delivered, and performed by Seller in connection herewith constitute the valid and binding Agreement of Seller, enforceable against Seller in accordance with their respective terms.

11. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

      a. Buyer is a corporation duly organized and existing under the laws of the State of Nevada, upon Closing as defined in the Settlement Agreement ("Closing Date") will be authorized to do business in Illinois, and has all necessary power to own (or hold under lease or license) its properties and assets and to carry on its business as now conducted.


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      b.    Buyer has full power and authority to execute,  deliver, and perform this Agreement and all other documents, instruments, and agreements to be executed, delivered and performed by Buyer in connection herewith and has taken all action required by law, the Articles of Incorporation and the By-Laws of Buyer, or otherwise, to authorize
            the  execution  and  delivery  of  this   Agreement  and  all  other
            documents, instruments, and agreements to be executed, delivered and performed by Buyer.

      c. This Agreement and all other documents, instruments, and agreements to be executed, delivered, and performed by Buyer in connection herewith constitute the valid and binding Agreement of Buyer, enforceable against Buyer in accordance with their respective terms.

      d. Buyer represents and warrants it is the owner of the design specifications to be used to produce the Directly Supplied Goods, that Buyer has full title and authority to use said design specifications, and that use of said design specifications by Seller in manufacturing the Directly Supplied Goods hereunder will not cause Buyer or Seller to be in breach of any agreement or be in violation of any law, ordinance, judgment, or governmental agency determination including any law or determination relating to patents or other intellectual property rights.


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12.   Default.

      For purpose of this Paragraph, the term "Event of Default" shall mean:

      a. either Party shall make an assignment for the benefit of creditors or admit in writing its inability to pay its debts generally as they become due or fail to generally pay its debts as they become due; an order, judgment or decree shall be entered for relief in respect of or adjudicating such Party or any of its subsidiaries bankrupt or insolvent; either Party or any of its subsidiaries shall petition or apply to any tribunal for the appointment of, or taking of possession by, a trustee, receiver, custodian, or liquidator or other similar official of such Party or any subsidiary or of any substantial part of any of their respective assets; either Party or any of its subsidiaries shall commence any proceeding relating to such Party or any subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, or any such petition or application is filed or any such proceeding is commenced against such Party or any of its subsidiaries and such petition, application or proceeding is not dismissed within sixty (60) days; and

      b. either party shall be in breach of any representation, warranty, obligation, undertaking or covenant made or entered into under this Agreement.


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13.   Remedies. In case of an Event of Default, the Parties shall be entitled to the following remedies:

      a. Except as otherwise provided herein, in case of an Event of Default by either Party, the non-breaching Party shall be entitled to any and all rights and remedies provided by Federal and Illinois laws, regulations, statutes and case law, including, but not limited to the Illinois Uniform Commercial Code; provided, however, TechAlt's Liabilities as defined in the Settlement Agreement shall be absolute and unconditional, and the Buyer shall pay and/or fulfill TechAlt's Liabilities, as it relates to the Related Agreements, without abatement, diminution or deduction regardless of any costs or circumstances whatsoever including, without limitation, any defense, setoff, recruitment, claim or counterclaim which the Buyer may have or assert against the Seller under this Agreement. To the extent the terms of this Agreement conflict with said Code, the terms hereof shall prevail.

      b. In addition to the rights and remedies provided by the Illinois Uniform Commercial Code, the Party prevailing in any litigation resulting from any alleged breach will be entitled to reasonable attorney's fees and court costs.

      c. Except as set forth in this subparagraph, in the event of Seller's breach of Paragraph 10.b, Buyer's sole remedy shall be that set forth in Paragraph 10.b. Notwithstanding any other provision herein regarding the term of this Agreement, this Agreement may be cancelled by Buyer if within any twelve (12) month period on six (6) separate occasions (i.e., pursuant to six different purchase orders) Seller shall have breached the warranty set forth in Section 10.b. of this Agreement. Buyer shall give Seller ninety (90) days written notice of cancellation of this Agreement under this subparagraph.


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      d.    Seller  shall  have a right to an  accounting  of  Buyer's  purchase orders and any other documentation reasonably requested by Seller to confirm Buyer's compliance with the purchase requirements of this Agreement. Seller may request an accounting not more than two (2) times per year, and such accounting shall be at Seller's expense, unless the accounting reveals a discrepancy in Buyer's order requirements by more than three percent (3%) in which case Buyer shall pay for the cost of the accounting. The accounting shall be conducted by a certified public accountant or other licensed financial advisor selected by Seller, and the accounting shall be limited to any and all actions and review of any and all documents necessary to enable the accountant or financial advisor to verify Buyer's purchase or other acquisition of Directly Supplied Goods and Third Party Supplied Goods and corresponding amounts owed and actually paid to Seller attributable thereto. e. The Parties shall indemnify and hold each other and their affiliates harmless from and against any and all claims, liability, costs and expenses (including legal fees) arising out of (i) any violation by the Parties of any
            of  the  material  provisions  of  this  Agreement;   and  (ii)  any
            warranties regarding the products sold by the Buyer to third party customers that were not expressly authorized by the Parties in writing.

      f. In the event of an Event of Default attributable to the Buyer under this Agreement or in the event of any "Change of Control" as defined in the Note from TechAlt, Inc. to Paul Masanek of even date (but specifically excluding the anticipated Merger between Technology Alternatives, Inc. and Buyer ("Permitted Merger")), Seller shall have the option, in lieu of its other remedies available hereunder, to terminate this Agreement upon written notice to Buyer.


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                  (i) In the  event  of  such  termination,  the  Parties  agree
            Seller's initial damages shall be equal to the sum of the following:
            (y)  for  the  year  of  termination   (the   "Termination   Year"),
            thirty-five percent (35%) of the difference of $1,250,000 less Buyer's actual orders of Directly Supplied Goods, if such difference is a positive number; and (z) for each year of the remaining Term of this Agreement (exclusive of the Termination Year), the sum of $437,500.00, discounted at the rate of five percent (5%) per annum. Buyer shall pay Seller's damages under this subsection (i) within thirty (30) days following Seller's termination.

                  (ii) In addition to the foregoing, Seller shall have a reserved claim in the amount of the following: (y) for the Termination Year, the Royalty (less the actual Royalty paid by Buyer to Seller during the Termination Year); and (z) for each remaining year of the then-current term following the Termination Year (and exclusive of the Termination Year), the Royalty that would be owed Seller had this Agreement not been terminated. Buyer shall pay Seller's damages under this subsection (ii) within thirty (30) days following Seller's written notification to Buyer of such claim. Seller shall make such claim at any time after such claim can be calculated and prior to the expiration of four years following the termination of this Agreement. At Seller's option, if more than one
            (1) year remains to the expected date of termination following the year of actual termination under this subparagraph (g), Seller may make its reserved claim in part following the end of each successive year without waiving any right to recover for remaining years.


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      g.    Notwithstanding  anything to the contrary  contained  herein, in the event Buyer's sole default at any time hereunder is failure to place orders at least equal to the Monthly Purchase Requirement, Seller's sole remedy shall be either of the following at Buyer's discretion:
            (i) Buyer shall place an order within thirty (30) days from the end of the Monthly Purchase sufficient to satisfy the Monthly Purchase Requirements; or (ii) Buyer shall pay to Seller within thirty days following the end of the monthly of the deficiency in question the amount resulting from multiplying (y) the deficiency between the Monthly Purchase Requirement and Buyer's actual order amount and (z) thirty-five percent (35%) (the product of (y) and (z) shall be referred to herein as the "Contingent Credit"). In the event of Buyer's payment of a Contingent Credit during any Year of the term, Buyer shall be entitled to offset in any subsequent month of such Year, thirty-five percent of the purchase price of Directly Supplied Goods in excess of the Monthly Purchase Requirement until the
            Contingent  Credit  has  been  fully  offset.   Any  offset  of  the
            Contingent Credit must occur against purchases made in the same Year of the term as the Contingent Credit was incurred. In no event shall any Contingent Credit extend beyond the end of the Year of the term in which it was incurred.

14.   Term of Agreement.

      a. The minimum term of this Agreement shall be three years. The term shall begin on the Closing Date.

      b. At Buyer's option and provided Buyer gives Seller written notice of election of such option prior to August 1, 2007, this Agreement shall remain in effect until and including December 31, 2010.

15.   Confidentiality.

      Each Party shall safeguard, protect and keep confidential the proprietary information of the other Party as if it were its own proprietary information. Upon termination of this Agreement, all rights to the proprietary information of the other shall terminate, and each Party shall return to the other Party any proprietary or confidential information of the other in its possession or control unless directed in writing by the other Party to destroy such confidential or proprietary information.

16.   Assignment of Seller's Warranties.

      Seller agrees that Seller shall assign all product warranties in Seller's possession with respect to the components constituting the Directly Supplied Goods, if any, to the extent such warranties are assignable.

17.   General Conditions.

      a. Except for the Permitted Merger, Buyer may not assign or otherwise transfer its obligations under this Agreement except with the written consent of Seller. Any prohibited assignment shall be null and void.

      b. This Agreement supercedes all prior oral or written proposals and communications between the Parties related to this Agreement.

      c. This Agreement shall not be modified, amended, rescinded, cancelled or waived, in whole or in part, except by written amendment signed by authorized representatives of the Parties.

      d. The waiver by any Party of any provision of this Agreement shall not constitute a waiver by that Party of the same or other provision of this Agreement on any subsequent occasion.

      e. This Agreement shall be construed in accordance with, governed by and enforced under the laws of the State of Illinois; the Parties acknowledging that this Agreement has been executed and performed in Cook County, Illinois. Any paragraph, subparagraph, sentence or phrase of this Agreement which is contrary to the laws of the State of Illinois and/or unenforceable shall not affect the validity or enforceability of any other paragraph, subparagraph, sentence, or phrase of this Agreement and shall be modified or deleted to conform with the applicable laws of the State of Illinois.

      f. The Parties agree that the Circuit Court of Cook County, Illinois, or the U.S. District Court for the Northern District of Illinois, Chicago, Illinois, shall have exclusive jurisdiction and venue over any dispute relating to or arising from this matter, and proper venue shall lie in said Court.

      g. Any notice, consent, waiver, or other communication that is required or permitted hereunder shall be sufficient if it is in writing, signed by or on behalf of the Party giving such notice, consent, waiver, or other communication, and delivered personally, by mail or by Federal Express or similar overnight courier, postage prepaid, and if by mail, certified or registered, to the addresses set forth below, or to such other addressee or address as shall be set forth in a notice given in the same manner:

                If to Seller:             SERVICES BY DESIGNWISE, LTD.
                                          Attn:  Paul Masanek
                                          5250 Cleveland Street
                                          Skokie, IL 60077
                                          Fax: (847) 673-3539

                With a copy to:           Piccione, Keeley & Associates, Ltd.
                                          Attn:  Mr. Patrick C. Keeley
                                          122C South County Farm Road
                                          Wheaton, IL  60187
                                          Fax:  (630) 653-8029

                If to Buyer:              TECHALT, INC.
                                          Attn: James E. Solomon
                                          3311 N. Kennicott Ave., Suite A
                                          Arlington Heights, IL 60004
                                          Fax:  (847) 398-1692

                With a copy to:           The Otto Law Group
                                          Attn: David Otto
                                          900 Fourth Avenue, Suite 3140
                                          Seattle, WA 98164
                                          Fax:  (206) 262-9513

            Notice shall be deemed given upon delivery if delivered personally, on the next day if delivered by an overnight carrier, or three (3) days after the date of postmark if deposited in the U.S. Mail for delivery by certified or registered mail, return receipt requested, postage prepaid, addressed, or upon transmission if it has been given by facsimile between 9:00 a.m. and 5:00 p.m. central time, Monday through Friday.

      h. Each Party is an independent contractor under this Agreement and nothing herein shall be construed to create a partnership, joint venture, or agency relationship between the Parties hereto. None of the Parties shall have authority to enter into agreements of any kind on behalf of the other Party, other than in strict accordance with the terms of this Agreement and neither Party shall have power or authority to bind or obligate the other Party in any matter to any third Party.

      i. This Agreement may be executed in two or more counterparts, all of which together shall constitute one and the same instrument.

      j.    Facsimile   signatures  shall  be  sufficient  for  the  purpose  of
            executing this Agreement.

      k. To the extent that Seller's performance hereunder is prevented, hindered or delayed by reason of any cause beyond Seller's reasonable control, including, by way of example and not limitation, any labor dispute, lock-outs, strikes, weather, terrorism, act of God, regulation or order of government authority, unavoidable accidents, inability to obtain on a timely basis necessary material or services on reasonable terms, the dates or times by which Seller is required to make performance hereunder shall be postponed until the cause for such delay is abated. Neither party shall be liable for any damages arising out of any such delay, hindrance or prevention. Notwithstanding the foregoing, in the event any of the aforementioned occurrences causes Seller to not deliver to Buyer the Directly Supplied Goods within forty five (45) days of the due date pursuant to the applicable purchase order, Buyer may order said Directly Supplied Goods from another supplier but only to the extent to satisfy said purchase order.

This Agreement executed this _________ day of _____________, 2004.

BUYER:                                    SELLER:

TECHALT, INC.                             SERVICES BY DESIGNWISE, LTD.

By:______________________                 By:_________________________

Its _____________________                 Its: _________________________